Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE July 30, 2008	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES THIRD QUARTER RESULTS

St. Louis, Missouri, July 30, 2008 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its third quarter ended June 30, 2008.  Net earnings for the quarter were $66.7 million, or $1.13 per diluted share, versus net earnings of $62.5 million, or $1.06 per diluted share in the third fiscal quarter of 2007.  The current quarter includes an after-tax expense of $1.9 million, or $0.03 per diluted share, related to Playtex integration costs and a $4.0 million expense for income taxes, or $0.07 per diluted share, to adjust prior year tax accruals.  Last year’s third quarter included a favorable adjustment of $7.8 million, or $0.13 per diluted share, related to previously unrecognized tax benefits associated with prior years’ foreign losses and a reduction of prior year tax accruals, partially offset by a charge of $2.3 million, after-tax or $0.04 per diluted share, for restructuring projects in Europe.

“General economic conditions continue to impact our battery business, and it remains to be seen if category softness will impact the upcoming holiday season,” said Ward Klein, Chief Executive Officer. “Within Personal Care, Wet Shave showed good growth behind the Quattro family of products, which was due in part to new product introductions earlier this year.  In addition, we are pleased with Playtex’s solid business performance given our significant integration efforts, which remain on schedule.  Finally, we were able to make good progress on reducing our leverage ratio and expect to be under 3.5 by the end of calendar 2008, if not sooner. ”

As previously noted, Energizer’s business and financial results are now reported in two segments:  Household Products and Personal Care.  For the current quarter, total net sales increased $266.7 million, or 33%, to $1,066.7 million, due primarily to the acquisition of Playtex on October 1, 2007, which added $246.0 million to net sales for the quarter.  Net sales in the legacy Personal Care business increased $31.4 million while net sales in the Household Products business declined $10.7 million.  Segment profit increased $49.7 million, or 40%, to $172.7 million.  On a constant currency basis, sales increased $225.2 million and segment profit increased $30.8 million.  General corporate and other expenses decreased $3.7 million and interest and other financing costs increased $26.4 million.

The inclusion of Playtex’s results net of the incremental interest expense associated with the financing of the acquisition increased diluted earnings per share by $0.19 in the quarter, which includes integration costs of $0.03 per diluted share.

For the nine months ended June 30, 2008, net earnings were $230.2 million, or $3.90 per diluted share, compared to net earnings of $251.4 million, or $4.30 per diluted share, in the same period last year.  Included in the current nine month results are an after-tax expense of $16.5 million, or $0.28 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Playtex acquisition, integration and other realignment costs of $10.0 million, after-tax, or $0.17 per diluted share, and the aforementioned unfavorable income tax accrual adjustment of $4.0 million, or $0.07 per diluted share.  Included in the prior year nine months were charges of $7.6 million, after tax, or $0.13 per diluted share for restructuring projects in Europe and the aforementioned favorable tax accrual adjustments totaling $7.8 million, or $0.13 per diluted share.

Total net sales for the nine months were $3,207.6 million, an increase of $717.5 million, or 29%, due primarily to the acquisition of Playtex, which added $618.3 million to net sales for the nine months.  Net sales in the legacy Personal Care business increased $66.1 million while net sales in the Household Products business increased $33.1 million.  Segment profit increased $100.5 million, or 20%, to $592.0 million.  On a constant currency basis, sales increased $591.7 million and segment profit increased $39.7 million.  General corporate and other expenses decreased $8.0 million and interest and other financing items increased $86.9 million.

For the nine months, the inclusion of Playtex’s results and incremental interest expense associated with the financing of the acquisition reduced diluted earnings per share by $0.02, which includes a charge of $0.28 related to the inventory write-up and $0.14 related to the integration costs.

Household Products

Sales for the quarter declined $10.7 million inclusive of $20.7 million of favorable currency impacts.  Absent currencies, the net sales decline was due primarily to lower sales volumes in North America.  Sales of batteries outside the U.S. were essentially flat.  In North America, lower year-over-year sales volumes were driven by a $12.9 million decline in sales of branded carbon zinc and private label products as we continue to de-emphasize the price-oriented segment of the category.  Energizer Max sales volume was down 3% globally on relatively soft retail consumption.  This decline was offset by continued growth in the performance battery segment, which grew 11% in the quarter as consumers continue to trade-up to higher performing lithium and rechargeable batteries.  However, the growth rate in the performance battery segment has slowed in comparison to recent periods, another indication of a weakened economy.  Also contributing to the sales decline was unfavorable pricing and product mix of $8.8 million due primarily to the impact of a favorable adjustment to trade promotional allowances in the prior year, which did not recur.

Gross margin for the quarter declined $6.4 million and $24.5 million excluding favorable currency impacts, reflecting the impact of lower sales and $8.9 million of higher product cost, primarily related to higher material costs.  Segment profit declined $12.8 million including $12.4 million of favorable currencies.  On a constant currency basis, lower segment profit of $25.2 million was primarily the result of the lower sales and higher product cost mentioned above, and higher overhead costs, partially offset by lower advertising and promotion (A&P).

For the nine months, sales increased $33.1 million, including $74.2 million of favorable currency translation.  Excluding currency impacts, sales declined $41.1 million on lower volume, primarily in North America, partially offset by higher prices.  Volume declines in branded carbon zinc and private label products accounted for more than the total decrease in global volume.  Energizer Max volume declined 2%, but was more than offset by volume increases in performance batteries.  Overall pricing and product mix was favorable $5.7 million for the nine months as higher prices, particularly in the first fiscal quarter, were partially offset by unfavorable package size mix due to growth in large pack sales, which sell at lower per unit prices.

Segment profit for the nine months declined $26.3 million in absolute dollars and $71.6 million excluding currency impacts, due to higher product costs of $48.4 million, higher A&P of $11.5 million and higher selling, general and administrative expense of $11.8 million.

Looking ahead, retail inventory levels in the U.S. were near seasonally normal levels at quarter end.  However, it is unclear whether retailers will stock to normal pre-holiday season levels given the current category sluggishness.  Other developed markets are experiencing similar trends.  Battery raw material costs, particularly manganese ore, have risen sharply in recent months even as zinc and nickel costs have moderated.  At currently prevailing prices, we estimate raw material costs to be $7 to $10 million higher for the fourth quarter versus year ago, and $35 to $40 million higher in fiscal 2009, compared to our estimated costs for fiscal 2008.  A 6.5% price increase will be implemented August 15 on alkaline and specialty batteries in the U.S. along with additional price increases in other  markets in an effort to maintain profitability levels.  In addition, A&P expense will decrease for the September quarter versus the prior year as the timing of advertising and promotion activity in fiscal 2008 was weighted more heavily to earlier quarters as compared to the prior year.

Personal Care

As noted in the prior quarter, Energizer’s acquisition of Playtex was completed on October 1, 2007; therefore, Playtex is not included in the attached historical financial statements prior to the current fiscal year.  To provide a clearer understanding of the impact of the acquisition on results, the comparison of the current year amounts for the Personal Care segment are versus pro forma results for the quarter and nine months ended June 30, 2007 as shown in Note 6 of the Condensed Financial Statements.  Hawaiian Tropic results are included in the pro forma results in Note 6 beginning on April 18, 2007, the date at which Playtex acquired the company.

Net sales for the quarter were $529.6 million, an increase of $41.7 million, with favorable currency accounting for $20.7 million.  On a constant currency basis, sales increased 4% driven by higher Wet Shave and Sun Care sales, partially due to the inclusion of Hawaiian Tropic for the full quarter.  Wet Shave sales increased 4% due to $19.1 million in higher sales volumes spread across all geographic regions driven by the Quattro family of products, including the new Quattro Trimmer and Quattro Titanium, and disposable razors, including Quattro, Exacta 3 and Xtreme 3, partially offset by declines in legacy products.  This volume growth was partially offset by higher promotions.  Skin Care net sales increased 11% due to higher sun care sales, due partially to the inclusion of Hawaiian Tropic for the full quarter.  Excluding Hawaiian Tropic, Skin Care net sales increased 7%.  Feminine Care net sales decreased 4% due primarily to the discontinuation of Beyond along with declines in plastic applicator tampons as the prior year quarter included the launch volume of the large count Sport product.  Infant Care net sales were down 3% due to lower shipments of reusable infant bottles as the company transitions to BPA-free products, partially offset by higher shipments of our disposable Drop-In product.

Segment profit increased $15.2 million to $83.2 million for the quarter.  On a constant currency basis, segment profit increased $9.0 million, primarily due to lower A&P due to the timing of the Quattro Disposable and Intuition Plus launches, partially offset by higher product costs.

Net sales for the nine months ended June 30, 2008 were $1,406.5 million, an increase of $130.4 million, with Hawaiian Tropic and favorable currency accounting for $57.1 million and $51.6 million, respectively, of the increase.  On a constant currency basis, net sales increased 6% due primarily to the acquisition of Hawaiian Tropic.  Wet Shave sales increased 2% as higher volumes in the Quattro family of products more than offset declines in older technology products and unfavorable pricing and product mix due to higher promotional spending in all categories.  Skin Care net sales increased 25% due to the inclusion of Hawaiian Tropic.  Excluding the impact of Hawaiian Tropic, Skin Care net sales increased 3%.  Feminine Care net sales were essentially flat as growth in plastic applicator tampons was offset by the discontinuation of the Beyond cardboard applicator tampon.  Infant Care net sales were essentially flat as higher sales of Diaper Genie and the disposable Drop-In product were offset by a decline in sales of reusable infant bottles.

Segment profit increased $13.2 million for the nine month period due to $15.5 million in favorable currency.  Absent the impact of currencies, higher sales were offset by higher A&P spending primarily in Wet Shave and Skin Care.

We expect A&P spending to moderate in the fourth quarter of fiscal 2008 versus pro forma fiscal 2007, as prior year A&P spending was more heavily weighted to the fourth quarter.  In addition, the successful integration of Playtex remains a key focal point within Energizer Personal Care.  Our integration plan remains on track as do our synergy expectations.

Other Items

Corporate and other expenses decreased $3.7 million in the current quarter related primarily to lower compensation-related expenses.  The current quarter included charges of $3.0 million related to the integration of Playtex versus European restructuring charges of $3.2 million included in the prior year June quarter.  For the nine months, corporate and other expenses decreased $8.0 million as lower compensation related expenses were partially offset by higher integration and restructuring charges.   The current nine months included $15.8 million of integration and other realignment charges versus $11.1 million of European restructuring charges in the same period last year.

Interest expense for the current quarter and nine months increased $21.7 million and $68.6 million, respectively, on higher average borrowings resulting from the Playtex acquisition.  Other net financing items were unfavorable $4.7 million for the quarter primarily due to lower interest income and $18.3 million unfavorable for the nine months due primarily to exchange losses in the current period compared to exchange gains last year and lower interest income.  These exchange losses were offset by currency gains in segment profit.

Amortization expense increased $2.1 million for the quarter and $6.5 million for the nine months versus the same periods a year ago as a result of amortization of intangible assets from the Playtex acquisition.

The effective tax rate for the nine months ended June 30, 2008, was 32.5%, exclusive of the impact of the inventory write-up from the Playtex acquisition.  This is consistent with the rate expected for the remainder of fiscal 2008.

Capital expenditures were $39.5 million for the quarter and $97.4 million for the nine months.  Depreciation expense was $31.5 million and $96.9 million for the quarter and the nine months, respectively.  Energizer’s Debt to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) Ratio for the last four quarters, as defined by the company’s credit agreements, was 3.61.  The company expects this ratio to be under 3.5 by the end of the calendar year.

# # #

Statements in this press release that are not historical, particularly statements regarding the impact of battery category softness, the ongoing performance of the Energizer Personal Care businesses, expected improvement in Energizer’s debt to EBITDA ratio, growth of the performance battery segment, battery category consumption, retailer inventory levels and restocking to normal pre-holiday levels, anticipated raw material cost increases, the impact of previously announced price increases on alkaline and specialty batteries, anticipated reductions in advertising and promotional investment during the fourth quarter, anticipated achievement and timing of synergy goals, and the anticipated tax rate for the remainder of the fiscal year, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  Negative economic conditions or unfavorable weather conditions, competitive activity and new product offerings, higher than anticipated material, commodity and energy cost increases, declines in the proliferation or consumption of battery-powered devices or the development of alternative power sources, could negatively impact category growth, consumer take away and retailer inventory levels for Energizer’s Household Products business going forward, and economic and competitive factors and unfavorable weather conditions could negatively impact the ongoing performance of Energizer’s Personal Care businesses.  Energizer’s debt to EBITDA ratio for the remainder of the year could be impacted by unanticipated declines in earnings, as discussed above, or by unanticipated declines in cash flows impacting Energizer’s ability to pay down debt over that period.  Energizer’s estimates of retailer inventory levels of battery products are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.  Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying inventories in excess of the Company’s estimates, or if those retailers elect to further contract their inventory levels.  The impact of material and other commodity costs could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control.  The anticipated benefits of Energizer’s price increases on alkaline and specialty batteries may not be sufficient to offset greater than anticipated increases in supply costs, and the benefits of such increases may not be realized in the event of consumer resistance, if competitive activity mandates additional promotional spending or a revamping of the pricing structure, or if other operating costs increase unexpectedly.  Advertising and promotional spending for the fourth quarter could be increased in the event of competitive activity or a reconsideration of marketing and promotional objectives for that quarter.  The timing and extent of potential synergies and earnings accretion related to the Playtex acquisition may be significantly different from current expectations due to changes in market or competitive conditions, systems or personnel issues, or other operational factors.  Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign, taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements.  Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.  Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the Year ended September 30, 2007, and its Form 10-Q for the Quarters ended December 31, 2007 and March 31, 2008.

ENERGIZER HOLDINGS, INC.
STATEMENTS OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Net sales	$1,066.7	$800.0	$3,207.6	$2,490.1

Cost of products sold	557.7	421.5	1,704.6	1,311.1

Gross profit	509.0	378.5	1,503.0	1,179.0

Selling, general and administrative expense	200.5	155.5	581.8	456.1
Advertising and promotion expense	140.0	111.5	370.2	262.7
Research and development expense	23.1	17.4	67.3	51.0
Interest expense	44.3	22.6	138.0	69.4
Other financing items, net	(0.4)	(5.1)	7.7	(10.6)

Earnings before income taxes	101.5	76.6	338.0	350.4

Income tax provision	34.8	14.1	107.8	99.0

Net earnings	$66.7	$62.5	$230.2	$251.4

Earnings per share
Basic	$1.16	$1.10	$4.01	$4.44
Diluted	$1.13	$1.06	$3.90	$4.30

Weighted average shares of common stock - Basic	57.6	56.7	57.5	56.6
Weighted average shares of common stock - Diluted	59.1	58.7	59.0	58.4

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
June 30, 2008
(Dollars in millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
On October 1, 2007, the Company acquired Playtex Products, Inc. (Playtex) via purchase of all issued and outstanding shares of common stock (the Acquisition).  Prior to the Acquisition, the Company's operations were managed via three major segments; North America Battery (U.S. and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades and related products).  During the first quarter, the Company revised its operating segment presentation.  Operations for the Company are now managed via two major segments - Household Products (battery and lighting products) and Personal Care (Wet Shave and Playtex).  Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets.  Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

In accordance with generally accepted accounting principles, Playtex inventory acquired in the Acquisition was valued at its estimated fair value on the Company's October 1, 2007 balance sheet.  Such fair value of inventory is $27.5 greater than the historical cost basis of such inventory prior to the Acquisition.  This required accounting treatment reduced gross margin by approximately $27.5 (compared to historical Playtex cost basis) as the product was sold following the Acquisition.  For the nine months ended June 30, 2008, Cost of Products Sold included a charge of $27.5 related to the amortization of the inventory write up.  There was no impact to the quarter ended June 30, 2008.  The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the Acquisition is not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the Playtex acquisition.  Such presentation reflects management's view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, certain environmental activities, and, in some countries, a combined sales force and management.

Historical segment sales and profitability for the quarter and nine months ended June 30, 2008 and 2007, respectively, are presented below.  All prior periods have been restated to conform with the current segment presentation.

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2008	2007	2008	2007
Household Products	$537.1	$547.8	$1,801.1	$1,768.0
Personal Care	529.6	252.2	1,406.5	722.1
Total net sales	$1,066.7	$800.0	$3,207.6	$2,490.1

Profitability
Household Products	$89.5	$102.3	$338.9	$365.2
Personal Care	83.2	20.7	253.1	126.3
Total segment profitability	$172.7	$123.0	$592.0	$491.5
General corporate and other expenses	(23.9)	(27.6)	(70.3)	(78.3)
Acquisition inventory valuation	-	-	(27.5)	-
Amortization	(3.4)	(1.3)	(10.5)	(4.0)
Interest and other financial items	(43.9)	(17.5)	(145.7)	(58.8)
Earnings before income taxes	$101.5	$76.6	$338.0	$350.4

5

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2008	2007	2008	2007
Alkaline batteries	$312.4	$326.5	$1,072.4	$1,079.4
Carbon zinc batteries	50.4	59.7	170.0	191.7
Other batteries and lighting products	174.3	161.6	558.7	496.9
Wet Shave	283.6	252.2	788.2	722.1
Skin Care	144.3	-	314.0	-
Feminine Care	56.0	-	165.3	-
Infant Care	45.7	-	139.0	-
Total net sales	$1,066.7	$800.0	$3,207.6	$2,490.1

3.
Basic earnings per share is based on the average number of common shares outstanding during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.
The current quarter and nine months include pretax charges of $3.0 and $13.1, respectively, related to the integration of Playtex. These are included in General corporate and other expenses in Note 2 above.

5.
The current and prior year quarter includes pretax charges of $0.1 and $3.2, respectively, and the current and prior nine months include pretax charges of $2.7 and $11.1, respectively, related to European restructuring projects. These are included in General corporate and other expenses in Note 2 above.

6.
The following table represents the Company’s Unaudited Pro Forma Condensed Combined Statements of Earnings as if the Acquisition occurred on October 1, 2006.  Playtex acquired Tiki Hut Holding Company (“Hawaiian Tropic”), owner of the Hawaiian Tropic brand on April 18, 2007.  The Playtex financial statements, and thus, the pro forma results below, reflect the results of Hawaiian Tropic since April 18, 2007.  It includes incremental interest and financing costs related to the Acquisition and purchase accounting adjustments, which are expected to have continuing impact on the combined results, such as depreciation and amortization expense on estimated acquired tangible and intangible assets.  These unaudited pro forma earnings statements for the quarter and nine months ended June 30, 2007, are based on, and should be read in conjunction with the Company's historical consolidated financial statements and related notes, as well as Playtex historical consolidated financial statements and related notes included in the Form 8-K filing of October 1, 2007, as amended on December 17, 2007.

	Unaudited Pro Forma
	Quarter Ended	Nine Months Ended
	June 30,	June 30,
Net Sales	2007	2007
Household Products	$547.8	$1,768.0
Personal Care	487.9	1,276.1
Total net sales	$1,035.7	$3,044.1

Profitability
Household Products	$102.3	$365.2
Personal Care	68.0	239.9
Total segment profitability	$170.3	$605.1
General corporate and other expenses	(33.9)	(95.4)
Acquisition inventory valuation	(1.5)	(29.0)
Amortization	(3.1)	(9.3)
Interest and other financial items	(46.3)	(145.8)
Earnings before income taxes	$85.5	$325.6
Income tax provision	17.4	88.3
Net earnings	$68.1	$237.3

Basic EPS	$1.20	$4.19
Diluted EPS	$1.16	$4.06

Weighted-Average Shares - Basic	56.7	56.6
Weighted-Average Shares - Diluted	58.7	58.4